EXHIBIT 3.2
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                                       ZAP

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                        CERTIFICATE OF DETERMINATIONS OF
                      SERIES SA CONVERTIBLE PREFERRED STOCK

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The undersigned, Steven M. Schneider and Renay Cude, certify that:

     1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of ZAP, a California corporation (the "COMPANY").

     2. Pursuant to authority given by Article III of the Amended and Restated Articles of Incorporation of the Company, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

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     WHEREAS, the Amended and Restated Articles of Incorporation (the "ARTICLES
OF INCORPORATION") authorize the Company to issue 50,000,000 shares of preferred stock ("PREFERRED STOCK"), which may be divided and issued from time to time in one or more series pursuant to a resolution or resolutions of the Board of Directors providing for such issue;

     WHEREAS, pursuant to Article III of the Articles of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by law, to fix the designations, determinations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and

     WHEREAS, there are no shares of Preferred Stock issued and outstanding and the Board of Directors of this Company desires, pursuant to its authority, to fix the designation, determination, powers, preferences and rights, and the qualifications, limitations or restrictions thereof relating to a series of Preferred Stock, to be designated as Series SA Convertible Preferred Stock, and the number of shares constituting and the designation of that series.

     NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof relating to the series of Preferred Stock as described herein; and

     RESOLVED, FURTHER, that the Chief Executive Officer and the Secretary are each hereby authorized to execute, verify, and file this Certificate of Determinations, Powers, Preferences and Rights of Series SA Convertible Preferred Stock (the "CERTIFICATE OF DETERMINATION") in accordance with California law.

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SECTION 1. DEFINITIONS.

     "COMMON STOCK" means the shares of the Company's common stock, authorized under the Articles of Incorporation.

     "CONVERSION DATE" means the date specified in the written notice of conversion delivered by the Holder to the Company in accordance with SECTIONS 3(D).

     "DELIVERED" or "DELIVERS" or "DELIVERY" means when the Holder delivers a new Smart Car to the Company which meets or exceeds all of the following terms and conditions, and provided it is not rejected by the Company as provided below:

          A. Specifications. Each Smart Car shall meet or exceed the following regulatory standards: (i) all standards established by the U.S. Environmental Protection Agency (EPA); (ii) all Department of Transportation (DOT) and Federal Motor Vehicle Safety Standards (FMVSS);
     (iii) all California Air Resource Board (CARB) standards; and (iv) any other standards required by any law or governmental agency applicable to the Company and required for the sale and distribution of Smart Cars in any jurisdiction where the Company distributes Smart Cars (items (i)-(iv) are collectively referred to as the "SPECIFICATIONS").

          B. Certificates. Each Smart Car must be accompanied by: (i) a certificate which states that it meets or exceeds all of the
     Specifications; (ii) all permits, approval letters, window or body stickers and other documentation evidencing compliance with the Specifications;
     (iii) Manufacturing State of Origin (MSO) documentation; and (iv) a detailed invoice of sale.

          C. Delivery Location. All Smart Cars delivered to the Company to the Company's principal executive office, unless the Company provides alternative written instructions to the Holder.

          D. Rejection of Delivery. The Company may reject and return Smart Cars not conforming to (i) any Specification, or (ii) any warranty or condition, including but not limited to: (a) a manufacturing defect; or (b) a governmental agency recall, whether or not due to any acts or failure to act by the Holder; or (c) any damage to the vehicle which preceded delivery of the vehicle to the Company's premises. Any such rejection by the Company shall diminish the number of Smart Cars deemed Delivered for the purposes of SECTION 3.

     "FMV" means the fair market value ("FAIR MARKET VALUE") of one share of Common Stock on the date of measurement. The FMV of the Common Stock shall be, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market (as defined below), the average closing price of the Common Stock for the ten
(10) trading days immediately preceding the Conversion Date on the primary Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); or (b) if the Common Stock is not then listed or quoted on the Principal Market and if prices for the Common Stock are

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then reported in the "PINK SHEETS" published by the National Quotation Bureau
Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported preceding the Conversion Date; or (c) in all other cases, the fair market value of a share of Common Stock on the Conversion Date as determined by the Board of Directors.

     "HOLDER" means the holder of Series SA Preferred Stock.

     "JUNIOR SECURITIES" means the Common Stock.

     "LICENSE AGREEMENT" means (i) the Exclusive Purchase, License and Supply Agreement, dated April 19, 2004; together with (ii) the Conversion Agreement, dated as of October 25, 2004, each as between the Company and Smart Automobile, LLC, a California limited liability company.

"PRINCIPAL MARKET" shall mean, initially the OTC Bulletin Board and shall also include the American Stock Exchange, New York Stock Exchange, the Nasdaq SC Market or the Nasdaq NM, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

     "SMART CAR" refers to automobiles manufactured by DaimlerChrysler AG, under the brand name "smart" that are the subject matter of the License Agreement.

SECTION 2. DESIGNATION; SHARES AUTHORIZED. Ten Thousand (10,000) of the shares of the Company's Preferred Stock authorized by the Articles of Incorporation are hereby designated Series SA Convertible Preferred Stock ("SERIES SA PREFERRED STOCK").

SECTION 3. CONVERSION RIGHTS. The Holders and the Company each shall have the following rights with respect to the conversion of the Series SA Preferred Stock into shares of Common Stock pursuant to this SECTION 3:

     (a) Optional Conversion. Subject to and in compliance with the provisions of this SECTION 3, Series SA Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock after each Delivery of not less than One Thousand (1,000) Smart Cars by the Holder (the "CONVERSION REQUIREMENT"). Upon the occurrence of each Conversion Requirement, the Holder shall be entitled to convert Five Hundred (500) shares of Series SA Preferred Stock into such number of shares of Common Stock as equals (x) Five Hundred Thousand Dollars ($500,000) divided by (y) the FMV of the Common Stock on the Conversion Date (the "SERIES SA CONVERSION RATE"). Notwithstanding the foregoing, the holder may immediately convert up to Five Hundred (500) shares of Series SA Preferred Stock into such number of shares of Common Stock as equals
(x) Five Hundred Thousand Dollars ($500,000) divided by (y) the FMV of the Common Stock on the Conversion Date. Notwithstanding anything herein to the contrary, the holder may only exercise its rights of conversion under this
SECTION 3 if the Conversion Requirements occur not later than December 31, 2006.

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     (c) Adjustments to Series SA Conversion Rate. The Series SA Conversion Rate
shall be adjusted as follows:

          (i) Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the date hereof, the Company effects a subdivision of the outstanding Common Stock, the Series SA Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Company shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock into a smaller number of shares, the Series SA Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustment under this
SECTION 3(C) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (ii) Adjustment for Reclassification Exchange and Substitution. If, at any time or from time to time after the date of issuance, the Common Stock issuable upon the conversion of the Series SA Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this SECTION 3), in any such event each Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series SA Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided in this SECTION 3 or with respect to such other securities or property by the terms thereof.

          (iii) Reorganizations, Mergers or Consolidations. If, at any time or from time to time after the date of issuance, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this SECTION 3), as a part of such transaction, provision shall be made so that the Holders shall be entitled thereafter to receive upon conversion of the Series SA Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 3 with respect to the rights of the Holders after such transaction to the end that the provisions of this SECTION 3 (including adjustment of the Series SA Conversion Rate then in effect and the number of shares issuable upon conversion of the Series SA Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

     (d) Mechanics of Conversion. Each Holder who desires to convert the same into shares of Common Stock pursuant to this SECTION 3 shall surrender the original certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series SA Preferred Stock together with written notice to the

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Company, which shall be deemed irrevocable, that such holder elects to convert the same. Such notice shall state the number of shares of Series SA Preferred Stock to be converted and the proposed effective date for conversion (the "CONVERSION DATE") which shall not be earlier than the date that such notice is deemed given pursuant to SECTION 11. Promptly following the Conversion Date the Company shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled under this
SECTION 3. Such conversion shall be deemed made at the close of business on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on and after such date. The failure to deliver a certificate representing shares of Series SA Preferred Stock being converted shall not impede the effectiveness of the conversion.

     (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series SA Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series SA Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Company will pay in cash to the holder the fair value of the fractions of a share, as determined by the Board of Directors, as of the time when the Holder is entitled to receive those fractions is determined.

SECTION 4. REDEMPTION.

     (a) At any time on or after March 1, 2008, the Company may redeem all, or a portion thereof at the discretion of the Board of Directors, of the outstanding shares of Series SA Preferred Stock by delivering a written notice of such election with the number of shares so redeemed (a "REDEMPTION ELECTION") to the Holders at a price of Ten Cents ($0.10) per share (the "REDEMPTION PRICE").

     (b) Upon receipt of the applicable Redemption Price by certified check or wire transfer, the shares of Series SA Preferred Stock so redeemed will be deemed to be automatically canceled and each Holder so redeemed shall surrender the certificate or certificates representing such shares to the Company, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver a bond, indemnity and affidavit of loss, satisfactory to the Company with respect to such certificates at the principal executive office of the Company, and each surrendered certificate will be canceled and retired. In the event that the holder fails to deliver a certificate representing at least the number of shares of Series SA Preferred Stock indicated in the Redemption Election, the Company may cancel the holder's certificate on its books and records and issue the holder a new certificate representing the balance of the shares of Series SA Preferred Stock, if any, which were not converted.

SECTION 5. DIVIDENDS. The Holders shall participate with the holders of outstanding Common Stock as to any dividends payable on the Common Stock, as if such holder's Series SA Preferred Stock were equal to the whole number of shares of Common Stock

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into which such holder's aggregate number of shares of Series SA Preferred Stock are then convertible pursuant to SECTION 3, if at all.

SECTION 6. LIQUIDATION. Upon (i) any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), or (ii) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company ((i) and (ii) collectively, a "Liquidation Event"), each Holder shall be entitled to be paid before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the amount payable with respect to the Series SA Preferred Stock calculated as if each One Hundred (100) shares of Series SA Preferred Stock had been converted into One (1) share of Common Stock immediately prior to such Liquidation Event (the "Liquidation Return"). If upon any Liquidation Event, the Company's assets to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to the Company's shareholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Return of the Series SA Preferred Stock held by each such Holder.

SECTION 7. VOTING RIGHTS. The Holders shall not be entitled to vote on any matter, except as otherwise required by law. If the Holders are required by law to vote on a matter and such shares have not been then converted to Common Stock as of the record date for such matter to be submitted to a vote, then the holders shall vote the shares of Series SA Preferred Stock together with the holders of the Common Stock as a single class as if the shares of Series SA Preferred Stock had been converted to Common Stock on a one-for-one basis, notwithstanding the provisions of SECTION 3.

SECTION 8. REGISTRATION OF TRANSFER. None of the holders may sell, transfer, pledge, hypothecate or assign any shares of Series SA Preferred Stock, or any interest therein, without the written consent of the Company. Any purported transfer shall be null and void AB INITIO.

SECTION 9. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series SA Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity and affidavit of loss, each satisfactory to the Company or, in the case of any such mutilation upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series SA Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 10. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to this Certificate of Determination hereof without the prior written consent of the Company and the affirmative vote of a majority of the shares of Series SA Preferred Stock outstanding at the time such action is to be taken.

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SECTION 11. NOTICES. Except as otherwise expressly provided hereunder, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Determination shall be in writing and shall be deemed to have been given (i) on the same business day when delivered personally to the recipient, or (ii) on the next business day when sent to the recipient by reputable overnight courier service (charges prepaid) for next day delivery. Such notices, demands and other communications shall be addressed in the case of a Holder, to his address as is designated in writing from time to time by such holder, or in the case of the Company, to its principal office.

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     3. The number of shares constituting Series SA Convertible Preferred Stock shall be Ten Thousand (10,000) shares.

     4. No shares of Series SA Convertible Preferred Stock have been issued.



















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The undersigned declare under penalty of perjury under the laws of the State of
California that the matters set forth in this Certificate of Determination are true and correct of his own knowledge, and that this Certificate if Determination was executed on February 10, 2005.



                                                  /s/ Steven M. Schneider
                                                  -----------------------------
                                                  Steven M. Schneider,
                                                  Chief Executive Officer


                                                  /s/ Renay Cude
                                                  -----------------------------
                                                  Renay Cude, Secretary
























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